UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2025

MAPLEBEAR INC.

(Exact name of registrant as specified in its charter)
Delaware	001-41805	46-0723335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
50 Beale Street, Suite 600
San Francisco, California 94105
(Address of principal executive offices) (Zip code)
(888) 246-7822
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CART	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, Fidji Simo, Chair of the Board of Directors (the “Board”) of Maplebear Inc. (the “Company”) continued to serve as Chair following her resignation as Chief Executive Officer and President of the Company in order to ensure a smooth transition. Following the completion of the transition, on November 21, 2025, Ms. Simo informed the Company of her decision to resign as Chair and as a member of the Board, effective immediately upon the appointment by the Board of a new Chair. Ms. Simo’s resignation is not due to any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

On November 24, 2025, the Board appointed Chris Rogers to succeed Ms. Simo as Chair. In connection with Ms. Simo’s resignation, the size of the Board was reduced from ten directors to nine directors.

“I’m incredibly grateful to have served as Chair of Instacart’s Board of Directors, and am stepping down following Chris Rogers’ successful transition to CEO. The Company’s momentum is clear, and it’s operating from a position of strength thanks to the leadership of Chris and his outstanding management team. As Instacart executes against its strategy, there’s tremendous opportunity for the Company to help redefine what’s possible across the grocery industry in partnership with its retail and brand partners,” said Fidji Simo, Chief Executive Officer, Applications, OpenAI.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maplebear Inc.

Dated: November 25, 2025	By:	/s/ Emily Reuter
Emily Reuter
Chief Financial Officer